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                      GUARANTEE PERIOD ACCOUNTS ENDORSEMENT

                       - MARKET VALUE ADJUSTMENT FEATURE -

      PAYMENTS AND VALUES BASED ON THE GUARANTEE PERIOD ACCOUNTS ARE SUBJECT TO A MARKET VALUE ADJUSTMENT FORMULA, THE OPERATION OF WHICH MAY RESULT IN UPWARD AND DOWNWARD ADJUSTMENTS IN AMOUNTS SURRENDERED, TRANSFERRED OR APPLIED TO AN ANNUITY PAYMENT PLAN.

This endorsement is made part of the annuity Certificate to which it is attached. It describes additional accounts available under the contract, called Guarantee Period Accounts, to which You may allocate purchase payments and/or Certificate Account Values. This endorsement is subject to all of the provisions in the annuity Certificate and any attached optional Certificate riders that do not conflict with the provisions of this endorsement. If there is any conflict between the provisions of the Certificate, including any attached optional Certificate rider, and this endorsement, the Guarantee Period Accounts endorsement provisions take precedence.

                                   DEFINITIONS

GUARANTEE PERIOD ACCOUNTS

Guarantee Period Accounts are a separate account to which You may allocate purchase payments and Certificate Account Values. We have established various accounts that have different time periods with guaranteed interest rates that vary by the length of the time period.

MARKET VALUE ADJUSTMENT

A Market Value Adjustment is a positive or negative adjustment assessed if any portion of a Guarantee Period Account is surrendered, transferred or applied to an annuity payment plan other than within the 30-Day time period ending on the last Day of the guarantee period. Exceptions are provided under the Market Value Adjustment Provision.

                            GUARANTEE PERIOD ACCOUNTS

The Guarantee Period Accounts are part of a nonunitized segregated asset account ("separate account"). We have established the separate account for the purpose of facilitating accounting and investment processes which We undertake in offering guaranteed interest for time periods You can select from those that are available. This separate account may not be charged with liabilities from any other separate account or Our general account. We back the principal and interest guarantees relating to the Guarantee Period Accounts. The minimum purchase payment allocation or transfer into any Guarantee Period Account is shown under Certificate Data.

The number and duration of Guarantee Period Accounts that We offer may vary over time, and We reserve the right to discontinue offering Guarantee Period Accounts. We declare and guarantee an interest rate for the entire time period of each Guarantee Period Account when You make an allocation or transfer to a Guarantee Period Account. We credit interest to Certificate Account Values in the Guarantee Period Accounts daily. The period You select will determine the applicable interest rate that will be payable for the guarantee period. All interest rates We quote are effective annual interest rates - this refers to the rate that results after interest has been credited and compounded daily for a full year. Refer to the Transfers of Certificate Account Values section for detailed transfer rules.

For each individual Guarantee Period Account, a Market Value Adjustment will not be applicable during the 30-Day time period ending on the last Day of the specified Guarantee Period Account's duration. During this 30-Day window You may choose to do the following without a Market Value Adjustment:

1.    transfer value from the specified Guarantee Period Account to:

      - one or more Guarantee Period Accounts, subject to the minimum transfer limitations shown under Certificate Data and the time periods We then offer, or

      - the Regular Fixed Account, if available, subject to the transfer limitations shown under Certificate Data, or

      -     any of the variable subaccounts; or

2. surrender the value from the specified Guarantee Period Account, subject to applicable surrender provisions; or

3. surrender Your Certificate Account for the full surrender value, subject to applicable surrender provisions; (If You have multiple

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      Guarantee Period Accounts with different end dates, a Market Value
      Adjustment will apply to any Guarantee Period Account surrendered outside of its 30-Day window.) or

4. apply Your Certificate Account Value after any Certificate rider charges have been deducted to an annuity payment plan. (If You have multiple Guarantee Period Accounts with different end dates, a Market Value Adjustment will apply to any Guarantee Period Account applied to an annuity payment plan outside of its 30-Day window.)

We will notify You in writing at least 30 Days before the end of any guarantee period. If We do not receive any instructions by the end of the guarantee period We will automatically transfer the value into a Guarantee Period Account with the shortest time period We then offer. If no Guarantee Period Accounts are offered, We will transfer the value to the Regular Fixed Account, if available. If the Regular Fixed Account is not available, We will transfer the value to the money market or cash management variable subaccount We designate.

MARKET VALUE ADJUSTMENT (MVA)

With respect to the Guarantee Period Accounts, any amount surrendered, transferred or applied to an annuity payment plan prior to the end of that guarantee period may be subject to an MVA. The MVA will be calculated by multiplying the amount surrendered, transferred or applied to an annuity payment plan by the formula described below:

Amount   x    (((1+i)/(1+j+m))n/12-1)

Where: i =  rate earned in the account from which funds are being transferred, surrendered or applied to an annuity payment plan

       j = current rate for a new guarantee period* equal to the remaining time period (rounded up to the next year) in the current guarantee period

       n = number of months remaining in the current guarantee period (rounded up to the next month)

       m =  MVA Risk Factor shown under Certificate Data

* If no Guarantee Period Accounts are offered, We will continue to set current rates using the same methodology used to set rates at the time Guarantee Period Accounts are discontinued.

There will be no MVA in the following situations:

1.    death benefit;

2.    amounts deducted to pay fees or charges;

3. amounts surrendered, transferred or applied to an annuity payment plan from the Guarantee Period Accounts within the 30-Day time period ending on the last Day of the guarantee period; and

4. amounts surrendered under Certificate provisions that waive surrender charges for Hospital or Nursing Home Confinement and Terminal Illness Diagnosis.

                       CERTIFICATE PROVISION MODIFICATIONS

Because of the addition of the Guarantee Period Accounts to the contract, to the extent You choose to allocate purchase payments or Certificate Account Values to Guarantee Period Accounts, several Certificate provisions are hereby modified by adding paragraphs to the provisions as described below.

NOTICE OF YOUR RIGHT TO EXAMINE THE CERTIFICATE FOR TEN DAYS

If the amount refunded under this provision is based on Certificate Account Value, such value shall include any positive or negative MVA.

REPORTS TO PARTICIPANTS

This statement will also show the surrender value prior to an MVA and any MVA amount.

SPOUSE'S OPTION TO MAINTAIN CERTIFICATE ACCOUNT

Upon election by Your spouse to maintain the Certificate Account, the Certificate Account Value shall be equal to the death benefit that would otherwise have been paid without regard to the full surrender value.

DEATH BENEFIT BEFORE THE ANNUITIZATION START DATE

Prior to the Annuitization Start Date, the death benefit payment will never be less than the full surrender value.

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PAYMENT LIMITS

Additional Purchase Payments - The minimum purchase payment for a Guarantee Period Account is shown under Certificate Data.

CERTIFICATE ACCOUNT VALUE

The Certificate Account Value definition and provision is modified to add Certificate Account Value in the Guarantee Period Accounts. Any amounts transferred from any Guarantee Period Account are added to the Certificate Account Value in the receiving account. Any amounts transferred to any Guarantee Period Account are subtracted from the transferring account.

CERTIFICATE ACCOUNT VALUE IN THE GUARANTEE PERIOD ACCOUNTS

Your Certificate Account Value in Guarantee Period Accounts at any time will be the total of:

1. purchase payments allocated to the Guarantee Period Accounts, plus interest credited; plus

2. any amounts transferred to the Guarantee Period Accounts, plus interest credited; less

3.    any amounts transferred from the Guarantee Period Accounts; less

4. any amounts deducted from the Guarantee Period Accounts for surrenders, Certificate Administrative Charges or any Certificate rider charges.

TRANSFERS OF CERTIFICATE ACCOUNT VALUES

TRANSFERS TO GUARANTEE PERIOD ACCOUNTS: Subject to other Certificate Account Value transfer rules and limits including transfers to and from the Regular Fixed Account, if available, You may transfer values to the Guarantee Period Accounts. Guarantee Period Accounts may not be included in any dollar cost averaging arrangement. Transfers from the Special DCA Fixed Account to Guarantee Period Accounts are not allowed.

The minimum amount that may be transferred to a Guarantee Period Account is shown under Certificate Data.

TRANSFERS FROM GUARANTEE PERIOD ACCOUNTS: You may transfer values from any Guarantee Period Accounts, anytime after 60 Days of the date of the payment allocation or transfer allocation into such Guarantee Period Account. Any amounts transferred prior to the 30-Day window at the end of the applicable guarantee period will include an MVA.

If the Regular Fixed Account is available and if a transfer from the Regular Fixed Account is made, no transfers from a variable subaccount or Guarantee Period Account to the Regular Fixed Account may be made for six months after such a transfer. Transfers to the Regular Fixed Account are subject to other restrictions as stated in the Certificate.

You may not transfer values from any Guarantee Period Account into the Special DCA Fixed Account. If You terminate automated transfers from the Special DCA Fixed Account, no transfers may be made from any Guarantee Period Account(s) to the Regular Fixed Account for six months after termination.

We reserve the right to not accept transfers to or from the Guarantee Period Accounts.

RULES FOR SURRENDER OF CERTIFICATE ACCOUNTS

For surrenders from the Guarantee Period Accounts, the amount surrendered, less any charges, will be paid to You within seven Days of the receipt of Your Written Request, unless subject to the Suspension or Delay in Payment of Surrender Amount provision.

SURRENDER VALUE

The full surrender value at any time is modified to add any positive or negative MVA.

For a partial surrender, We will determine the amount of Your Certificate Account Value that needs to be surrendered, which after any surrender charge and any positive or negative MVA, will equal the amount You requested.

SURRENDER CHARGE

When We determine Your surrender charge, if applicable, the amount the Certificate Account Value is reduced by the surrender (PS) and the Certificate Account Value prior to the surrender (CV) include any positive or negative MVA on amounts being surrendered. In the definition of "Certificate Account earnings," Certificate Account Value includes any positive or negative MVA on amounts being surrendered.

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CERTIFICATE ACCOUNT LOANS

In regard to the maximum amount of a Certificate Account loan, when We determine Your Certificate Account Value minus the value of any Special DCA Fixed Accounts (SDCAs), We will also deduct any Guaranteed Period Accounts.

LOAN ACCOUNT

At the time a loan is taken, the loan amount transferred to a Loan Account is not subtracted from GPAs.

LOAN PAYMENTS

Following a loan payment, transfers from the Loan Account to all accounts in which You are investing will not include any GPAs.

LOAN DEFAULTS

If Your loan defaults and if You are not eligible for distributions from Your Certificate Account, no portion of the difference between the Loan Balance and Loan Account is transferred from any GPA unless insufficient amounts are available from other accounts in which You are invested.

If You repay the Loan Balance after a default, no portion of Your Loan Account, plus credited interest on the Loan Account since the date the loan was deemed, is transferred to any GPAs.

ANNUITY PAYMENT

The amount applied to an annuity payment plan will include any positive or negative MVA on the Annuitization Start Date.

ALLOCATION OF CERTIFICATE ACCOUNT VALUES TO PROVIDE FIXED AND VARIABLE PAYMENTS

The Guarantee Period Accounts are not available on and after the Annuitization Start Date.

EFFECTIVE DATE

This endorsement is issued and effective as of the Certificate Date of the Certificate unless a different date is shown here.

TERMINATION PROVISION

Termination of the contract for any reason will terminate the endorsement.

Termination of Your enrollment under the contract for any reason will terminate the endorsement.

RIVERSOURCE LIFE INSURANCE COMPANY

Thomas Moore
Secretary

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